                                                                   Exhibit 99.4



                                 CIT GROUP INC.
                          INTERIM FINANCIAL STATEMENTS
                              AS OF MARCH 31, 2002

                 (This page has been left blank intentionally.)

                        CIT GROUP INC. AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                 (IN MILLIONS)

                                                              MARCH 31,    SEPTEMBER 30,
                                                                 2002          2001
                                                              ----------   -------------
                                                              (RESTATED)
ASSETS
Financing and leasing assets:
  Finance receivables.......................................  $26,297.7      $31,879.4
  Reserve for credit losses.................................     (554.9)        (492.9)
                                                              ---------      ---------
  Net finance receivables...................................   25,742.8       31,386.5
  Operating lease equipment, net............................    6,604.0        6,402.8
  Finance receivables held for sale.........................      645.2        2,014.9
Interest in trade receivables, net of valuation reserve of
  $25.8.....................................................    2,510.9             --
Cash and cash equivalents...................................    2,257.8          808.0
Receivables from affiliates.................................         --          200.0
Goodwill, net...............................................    2,383.4        6,547.5
Other assets................................................    4,239.4        3,730.4
                                                              ---------      ---------
  TOTAL ASSETS..............................................  $44,383.5      $51,090.1
                                                              =========      =========

LIABILITIES AND SHAREHOLDER'S EQUITY
Debt:
  Commercial paper..........................................  $   709.9      $ 8,869.2
  Variable-rate bank credit facilities......................    8,518.4             --
  Variable-rate senior notes................................    8,700.5        9,614.6
  Fixed-rate senior notes...................................   15,806.1       17,113.9
  Subordinated fixed-rate notes.............................         --          100.0
                                                              ---------      ---------
Total debt..................................................   33,734.9       35,697.7
Credit balances of factoring clients........................    1,543.5        2,392.9
Accrued liabilities and payables............................    2,346.5        2,141.5
                                                              ---------      ---------
  TOTAL LIABILITIES.........................................   37,624.9       40,232.1
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely debentures
  of the Company............................................      258.6          260.0
Shareholder's Equity:
  Parent company investment.................................   10,422.4       10,422.4
  Accumulated (deficit) earnings............................   (3,864.0)         252.4
  Accumulated other comprehensive loss......................      (58.4)         (76.8)
                                                              ---------      ---------
  TOTAL SHAREHOLDER'S EQUITY................................    6,500.0       10,598.0
                                                              ---------      ---------
  TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY................  $44,383.5      $51,090.1
                                                              =========      =========

          See Notes to Consolidated Financial Statements (Unaudited).

                        CIT GROUP INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                                 (IN MILLIONS)

                                                     2002           2001           2002           2001
                                                  (SUCCESSOR)   (PREDECESSOR)   (SUCCESSOR)   (PREDECESSOR)
                                                  -----------   -------------   -----------   -------------
                                                       FOR THE QUARTERS             FOR THE SIX MONTHS
                                                        ENDED MARCH 31,               ENDED MARCH 31,
                                                  ---------------------------   ---------------------------
                                                  (RESTATED)                    (RESTATED)
FINANCE INCOME..................................   $ 1,106.7      $1,376.8       $ 2,305.7      $ 2,768.0
Interest expense................................       348.3         625.7           721.3        1,277.9
                                                   ---------      --------       ---------      ---------
Net finance income..............................       758.4         751.1         1,584.4        1,490.1
Depreciation on operating lease equipment.......       310.2         346.4           648.7          694.8
                                                   ---------      --------       ---------      ---------
Net finance margin..............................       448.2         404.7           935.7          795.3
Provision for credit losses.....................       195.0          68.3           307.9          132.1
                                                   ---------      --------       ---------      ---------
Net finance margin after provision for credit
  losses........................................       253.2         336.4           627.8          663.2
Other revenue...................................       232.1         211.6           477.2          428.9
                                                   ---------      --------       ---------      ---------
OPERATING MARGIN................................       485.3         548.0         1,105.0        1,092.1
                                                   ---------      --------       ---------      ---------
Salaries and general operating expenses.........       226.9         263.5           457.4          522.8
Goodwill amortization...........................          --          22.5              --           45.0
Goodwill impairment.............................     4,512.7            --         4,512.7             --
                                                   ---------      --------       ---------      ---------
OPERATING EXPENSES..............................     4,739.6         286.0         4,970.1          567.8
                                                   ---------      --------       ---------      ---------
(Loss) income before provision for income
  taxes.........................................    (4,254.3)        262.0        (3,865.1)         524.3
Provision for income taxes......................       (98.4)        (99.0)         (246.3)        (198.3)
Minority interest in subsidiary trust holding
  solely debentures of the Company, after tax...        (2.7)         (2.9)           (5.0)          (5.8)
                                                   ---------      --------       ---------      ---------
NET (LOSS) INCOME...............................   $(4,355.4)     $  160.1       $(4,116.4)     $   320.2
                                                   =========      ========       =========      =========

          See Notes to Consolidated Financial Statements (Unaudited).

                        CIT GROUP INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (UNAUDITED)
                                 (IN MILLIONS)

                                                                             ACCUMULATED
                                            PARENT                              OTHER           TOTAL
                                           COMPANY        ACCUMULATED       COMPREHENSIVE   SHAREHOLDER'S
                                          INVESTMENT   EARNINGS (DEFICIT)   (LOSS) INCOME      EQUITY
                                          ----------   ------------------   -------------   -------------
                                                           (RESTATED)                        (RESTATED)
SEPTEMBER 30, 2001......................  $10,422.4         $   252.4           $(76.8)       $10,598.0
                                                                                              ---------
Net loss................................                     (4,116.4)                         (4,116.4)
Foreign currency translation
  adjustments...........................                                         (33.4)           (33.4)
Unrealized gain on equity and
  securitization investments, net.......                                          21.3             21.3
Change in fair values of derivatives
  qualifying as cash flow hedges........                                          30.5             30.5
                                                                                              ---------
Total comprehensive loss................                                                       (4,098.0)
                                          ---------         ---------           ------        ---------
MARCH 31, 2002..........................  $10,422.4         $(3,864.0)          $(58.4)       $ 6,500.0
                                          =========         =========           ======        =========

          See Notes to Consolidated Financial Statements (Unaudited).

                        CIT GROUP INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN MILLIONS)

                                                                  FOR THE SIX MONTHS
                                                                    ENDED MARCH 31,
                                                              ---------------------------
                                                                 2002           2001
                                                              -----------   -------------
                                                              (SUCCESSOR)   (PREDECESSOR)
                                                              (RESTATED)
CASH FLOWS FROM OPERATIONS
Net (loss) income...........................................   $(4,116.4)     $   320.2
Adjustments to reconcile net income to net cash flows from
  operations:
  Goodwill impairment.......................................     4,512.7             --
  Provision for credit losses...............................       307.9          132.1
  Depreciation and amortization.............................       662.8          762.1
  Provision for deferred federal income taxes...............       203.3          249.5
  Gains on equipment, receivable and investment sales.......      (118.2)        (188.1)
  Increase in other assets..................................       (42.9)        (374.4)
  (Decrease) increase in accrued liabilities and payables...      (356.9)          90.4
Other.......................................................        20.0           32.1
                                                               ---------      ---------
Net cash flows provided by operations.......................     1,072.3        1,023.9
                                                               ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Loans extended..............................................   (24,588.4)     (25,180.3)
Collections on loans........................................    21,398.1       21,475.1
Proceeds from asset and receivable sales....................     6,743.2        3,972.4
Purchases of assets to be leased............................    (1,020.9)      (1,196.0)
Net decrease in short-term factoring receivables............       157.1           91.3
Purchase of finance receivable portfolios...................      (365.5)        (123.3)
Other.......................................................       (63.1)         (27.7)
                                                               ---------      ---------
Net cash flows provided by (used for) investing
  activities................................................     2,260.5         (988.5)
                                                               ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of variable and fixed-rate notes.................    (2,846.9)      (5,922.5)
Proceeds from the issuance of variable and fixed-rate
  notes.....................................................     9,043.4        5,470.2
Net (decrease) increase in commercial paper.................    (8,159.3)         370.6
Cash collected for prior period capital contribution from
  Parent....................................................       200.0             --
Net (repayment) collection of non-recourse leveraged lease
  debt......................................................      (120.2)          14.8
Cash dividends paid.........................................          --          (52.5)
Treasury stock issued.......................................          --            4.6
                                                               ---------      ---------
Net cash flows used for financing activities................    (1,883.0)        (114.8)
                                                               ---------      ---------
Net increase (decrease) in cash and cash equivalents........     1,449.8          (79.4)
Cash and cash equivalents, beginning of period..............       808.0          819.4
                                                               ---------      ---------
Cash and cash equivalents, end of period....................   $ 2,257.8      $   740.0
                                                               =========      =========

          See Notes to Consolidated Financial Statements (Unaudited).

                        CIT GROUP INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CIT Group Inc. ("CIT" or "the Company"), formerly known as Tyco Capital Corporation and previously The CIT Group, Inc., is a diversified finance company engaging in vendor, equipment, commercial, consumer and structured financing and leasing activities.

    BASIS OF PRESENTATION--These financial statements, which have been prepared in accordance with the instructions to Form 10-Q, do not include all of the information and note disclosures required by generally accepted accounting principles ("GAAP") in the United States and should be read in conjunction with the Company's Annual Report on Form 10-K for the transitional nine-month period ended September 30, 2001. These financial statements have not been examined by independent accountants in accordance with generally accepted auditing standards, but in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of CIT's financial position and results of operations. Certain prior period amounts have been reclassified to conform to current period presentation.

    On June 1, 2001, the Company was acquired by a wholly-owned subsidiary of Tyco International Ltd. in a purchase business combination. Tyco
International Ltd. and its subsidiaries, excluding CIT and its subsidiaries, are referred to herein as the "Parent" or "Tyco." In accordance with the guidelines for accounting for business combinations, the purchase price paid by Tyco plus related purchase accounting adjustments, were "pushed down" and recorded in CIT's financial statements for the periods after June 1, 2001, resulting in a new basis of accounting for the "successor" period beginning June 2, 2001. As of the acquisition date, assets and liabilities were recorded at estimated fair value in CIT's financial statements. Any resulting premiums or discounts are being accreted or amortized on a level yield basis over the remaining estimated lives of the corresponding assets or liabilities. Information relating to all "predecessor" periods prior to the acquisition is presented using CIT's historical basis of accounting. CIT operates its businesses independently as an indirect wholly-owned subsidiary of Tyco (see Note 2).

    On February 11, 2002, CIT repurchased certain international subsidiaries that had previously been sold to an affiliate of Tyco on September 30, 2001. The reacquisition of these subsidiaries has been accounted for as a merger of entities under common control. Accordingly, the balances contained within the financial statements and footnotes include the results of operations, financial position and cash flows of the international subsidiaries repurchased from Tyco for all periods presented.

    To enhance liquidity, CIT entered into a securitization related to $3.4 billion of factoring receivables during the March 31, 2002 quarter. CIT retained a $2.5 billion interest in these receivables, which is presented on the Consolidated Balance Sheet as Interest in Trade Receivables, net.

    RESTATEMENT--The Company has restated its Consolidated Financial Statements for the quarter ended March 31, 2002. The restatement to the financial statements herein reflects an impairment of goodwill in accordance with SFAS 142, "Goodwill and Other Intangibles," resulting in an estimated goodwill impairment charge of $4.51 billion. This restatement has no impact on previously reported operating margin or net cash provided by operations for any periods. See Note 6, "Accounting Change--Goodwill Amortization," for further information regarding the goodwill impairment.

NOTE 2--ACQUISITION BY TYCO

    The purchase price paid by Tyco for CIT plus related purchase accounting adjustments was valued at approximately $9.5 billion and is presented as "Parent company investment" as of June 1, 2001 in the Consolidated Statements of Shareholder's Equity. The $9.5 billion value consisted of the following:

                        CIT GROUP INC. AND SUBSIDIARIES
the issuance of approximately 133.0 million Tyco common shares valued at $6,650.5 million on June 1, 2001 in exchange for approximately 73% of the outstanding CIT common stock (including exchangeable shares of CIT
Exchangeco, Inc.); the payment of $2,486.4 million in cash to The Dai-Ichi Kangyo Bank, Limited ("DKB") on June 1, 2001 for approximately 27% of the outstanding CIT common stock; the issuance of stock options for Tyco common shares valued at $318.6 million in exchange for CIT stock options; and the payment of $29.2 million in acquisition-related costs incurred by Tyco. In addition, $22.3 million in acquisition-related costs incurred by Tyco were paid by Tyco and have been reflected in CIT's equity as an additional capital contribution. The purchase of the CIT common stock held by DKB, which was contingent upon the satisfaction of the conditions to the merger, took place on June 1, 2001 immediately prior to the closing of the merger. Additionally, Tyco made cash capital contributions totaling $898.1 million for the period June 2, 2001 through September 30, 2001. There were no further capital contributions from Tyco subsequent to September 30, 2001, though $200.0 million of the prior fiscal year contribution was paid by Tyco during the six months ended March 31, 2002.

    In connection with the acquisition by Tyco, CIT recorded acquired assets and liabilities at their estimated fair values. Fair value estimates are subject to future adjustment when appraisals or other valuation data are obtained or when restructuring plans are committed to and finalized. If finalized during the first year following the acquisition date, such liabilities are recorded as additional purchase accounting adjustments as provided under GAAP.

    During the quarter and six months ended March 31, 2002, CIT recorded additions to goodwill of $61.0 million and $348.6 million, respectively. Goodwill adjustments relate to fair value adjustments to purchased assets and liabilities, and accruals relating to severance, facilities or other expenses incurred as a result of the purchase transaction. The current quarter adjustment primarily related to finalizing severance related liabilities and to the restructuring of certain international operations, while the prior quarter adjustment related to finalizing exit and restructuring plans for the sale or liquidation of certain non-strategic portfolios, including franchise finance, manufactured housing and recreational vehicle, as well as the finalization of appraisals and valuation data. Management does not expect further additions to goodwill, as all exit and restructuring plans were completed and approved by March 31, 2002.

    The following table summarizes purchase accounting liabilities (pre-tax) related to severance of employees and closing facilities that were recorded during the six months ended March 31, 2002 in connection with the acquisition by Tyco. Fair value adjustments and adjustments related to the sale or liquidation of certain non-strategic portfolios are not included ($ in millions).

                                                        SEVERANCE              FACILITIES
                                                   --------------------   ---------------------
                                                                            NUMBER
                                                   NUMBER OF                  OF                   OTHER      TOTAL
                                                   EMPLOYEES   RESERVE    FACILITIES   RESERVE    RESERVE    RESERVE
                                                   ---------   --------   ----------   --------   --------   --------
Balance at September 30, 2001....................     263       $25.6         --        $   --     $ 4.4      $ 30.0
Fiscal 2002 acquisition reserves.................     826        58.4         19          20.7        --        79.1
Fiscal 2002 utilization..........................    (620)      (42.5)        --          (0.1)     (1.4)      (44.0)
                                                     ----       -----         --        ------     -----      ------
Balance at March 31, 2002........................     469       $41.5         19        $ 20.6     $ 3.0      $ 65.1
                                                     ====       =====         ==        ======     =====      ======

    The accruals of $79.1 million recorded during the six months ended
March 31, 2002 related to finalizing the Tyco integration plan. These accruals resulted in additional purchase accounting liabilities

                        CIT GROUP INC. AND SUBSIDIARIES
of $79.1 million, which also increased goodwill and deferred tax assets. These accruals were for the elimination of additional employees related to corporate administrative and other personnel located primarily in North America and Europe. The 19 facilities are located in North America and Europe.

NOTE 3--DERIVATIVE FINANCIAL INSTRUMENTS

    The components of the adjustment to Accumulated Other Comprehensive Loss for derivatives qualifying as hedges of future cash flows at September 30, 2001 and the balance outstanding at March 31, 2002 are presented in the following table ($ in millions):

                                                          ADJUSTMENT OF
                                                          FAIR VALUE OF   INCOME TAX   NET UNREALIZED
                                                           DERIVATIVES     EFFECTS      LOSS (GAIN)
                                                          -------------   ----------   --------------
Balance at September 30, 2001...........................     $102.3         $(38.9)        $ 63.4
Changes in values of derivatives qualifying as cash flow
  hedges................................................      (49.2)          18.7          (30.5)
                                                             ------         ------         ------
Balance at March 31, 2002...............................     $ 53.1         $(20.2)        $ 32.9
                                                             ======         ======         ======

    The unrealized loss as of March 31, 2002, presented in the preceding table, primarily reflects our use of interest rate swaps to convert variable-rate debt to fixed-rate debt, and is due to the fact that interest rates have declined from the June 1, 2001 Tyco acquisition date, or from the inception date of the derivative contracts. During the quarter ended March 31, 2002 approximately $0.5 million, before taxes, was recorded as additional interest expense for the ineffective portion of changes in fair values of cash flow hedges. Assuming no change in interest rates, $13.9 million, net of tax, of Accumulated Other Comprehensive Loss is expected to be reclassified to earnings over the next twelve months as contractual cash payments are made. The Accumulated Other Comprehensive Loss (along with the corresponding swap liability) will be adjusted as market interest rates change over the remaining life of the swaps.

    CIT uses derivatives for hedging purposes only, and does not enter into derivative financial instruments for trading or speculative purposes. As part of managing the exposure to changes in market interest rates, CIT, as an end-user, enters into various interest rate swap transactions in the over-the-counter markets, with other financial institutions acting as principal counterparties. To ensure both appropriate use as a hedge and hedge accounting treatment, all derivatives entered into are designated according to a hedge objective against a specified liability, including senior notes, bank credit facilities, and commercial paper. CIT's primary hedge objectives include the conversion of variable-rate liabilities to fixed rates, and the conversion of fixed-rate liabilities to variable rates. The notional amounts, rates, indices and maturities of CIT's derivatives are required to closely match the related terms of CIT's hedged liabilities.

                        CIT GROUP INC. AND SUBSIDIARIES

    The following table presents the notional principal amounts of interest rate swaps by class and the corresponding hedge objectives at March 31, 2002:

INTEREST RATE SWAPS                     NOTIONAL AMOUNT                DESCRIPTION
-------------------                     ---------------   --------------------------------------
                                        ($ IN MILLIONS)
Floating to fixed-rate swaps (cash
  flow hedges)........................      $3,322.2      Effectively converts the interest rate
                                                          on an equivalent amount of
                                                          variable-rate borrowings to a fixed
                                                          rate.
Fixed to floating-rate swaps (fair
  value hedges).......................         783.8      Effectively converts the interest rate
                                            --------      on an equivalent amount of fixed-rate
                                                          senior notes to a variable rate.
Total interest rate swaps.............      $4,106.0
                                            ========

    CIT also utilizes foreign currency exchange forward contracts to hedge currency risk underlying its net investments in foreign operations and cross currency interest rate swaps to hedge both foreign currency and interest rate risk underlying foreign debt. At March 31, 2002, CIT was party to foreign currency exchange forward contracts with notional amounts totaling $3.4 billion and maturities ranging from 2002 to 2006. CIT was also party to cross currency interest rate swaps with notional amounts totaling $2.4 billion and maturities ranging from 2002 to 2027.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 4--BUSINESS SEGMENT INFORMATION

    The following table presents reportable segment information and the reconciliation of segment balances to the consolidated financial statement totals and the consolidated managed assets totals at and for the six months ended March 31, 2002 and 2001. Certain prior year balances have been reclassified to conform to the current year presentation ($ in millions).

                           EQUIPMENT
                           FINANCING    SPECIALTY   COMMERCIAL   STRUCTURED    TOTAL
                          AND LEASING    FINANCE     FINANCE      FINANCE     SEGMENTS   CORPORATE(1)(2)   CONSOLIDATED
                          -----------   ---------   ----------   ----------   --------   ---------------   ------------
AT AND FOR THE SIX
  MONTHS ENDED MARCH 31,
  2002 (SUCCESSOR)
Operating margin........    $  319.1    $  411.7     $ 236.6       $  51.1    $1,018.5      $    86.5        $ 1,105.0
Income taxes............        68.8        85.4        61.5          12.6       228.3           18.0            246.3
Net income (loss).......       129.6       139.4       100.4          20.5       389.9       (4,506.3)        (4,116.4)
Total financing and
  leasing assets........    15,489.2    10,937.4     4,436.7       3,035.7    33,899.0             --         33,899.0
Total managed assets....    19,241.7    17,941.3     7,869.1       3,035.7    48,087.8             --         48,087.8
AT AND FOR THE SIX
  MONTHS ENDED MARCH 31,
  2001 (PREDECESSOR)
Operating margin........    $  367.3    $  465.8     $ 236.6       $  47.2    $1,116.9      $   (24.8)       $ 1,092.1
Income taxes............        80.6        80.3        58.6          13.7       233.2          (34.9)           198.3
Net income (loss).......       154.5       130.6        87.2          15.9       388.2          (68.0)           320.2
Total financing and
  leasing assets........    17,444.4    15,142.0     7,995.3       2,871.3    43,453.0             --         43,453.0
Total managed assets....    22,026.8    21,100.0     7,995.3       2,871.3    53,993.4             --         53,993.4

------------------------------
(1) Estimated goodwill impairment for the six months ended March 31, 2002 was $4,512.7 million and is reflected in Corporate in the table above.

(2) Goodwill amortization (net of tax) for the six months ended March 31, 2001 was $39.8 million and is reflected in Corporate in the table above. The adoption of Statement of Financial Accounting Standards No. 142
    ("SFAS 142") in October 2001 eliminated goodwill amortization.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 5--CONCENTRATIONS

   The following table presents the geographic and industry compositions of financing and leasing portfolio assets at March 31, 2002 and September 30, 2001 ($ in millions).

                                                       AT MARCH 31, 2002(1)      AT SEPTEMBER 30, 2001
                                                      -----------------------   -----------------------
                                                       AMOUNT        PERCENT     AMOUNT        PERCENT
                                                      ---------      --------   ---------      --------
North America:
  Northeast.........................................  $ 6,731.5        19.9%    $ 9,117.9        22.4%
  West..............................................    6,092.3        18.0       7,561.7        18.6
  Midwest...........................................    5,754.4        17.0       6,957.3        17.0
  Southeast.........................................    4,478.8        13.2       5,505.4        13.5
  Southwest.........................................    3,805.8        11.2       4,708.1        11.6
  Canada............................................    1,773.3         5.2       1,952.4         4.8
                                                      ---------       -----     ---------       -----
Total North America.................................   28,636.1        84.5      35,802.8        87.9
Other foreign(2)....................................    5,262.9        15.5       4,926.4        12.1
                                                      ---------       -----     ---------       -----
  Total.............................................  $33,899.0       100.0%    $40,729.2       100.0%
                                                      =========       =====     =========       =====

                                                       AT MARCH 31, 2002(1)      AT SEPTEMBER 30, 2001
                                                      -----------------------   -----------------------
                                                       AMOUNT        PERCENT     AMOUNT        PERCENT
                                                      ---------      --------   ---------      --------
Manufacturing(3) (none greater than 2.5%)...........  $ 7,061.4        20.8%    $ 8,442.2        20.7%
Commercial airlines.................................    3,917.1        11.6       3,412.3         8.4
Transportation(4)...................................    2,783.1         8.2       2,675.8         6.6
Construction equipment..............................    1,966.8         5.8       2,273.7         5.6
Retail(5)...........................................    1,714.9         5.1       5,020.9        12.3
Communications......................................    1,699.5         5.0       1,590.3         3.9
Service industries..................................    1,663.4         4.9       1,755.3         4.3
Home mortgage.......................................    1,553.4         4.6       2,760.2         6.8
Wholesaling.........................................    1,390.4         4.1       1,435.7         3.5
Other (none greater than 3.3%)......................   10,149.0        29.9      11,362.8        27.9
                                                      ---------       -----     ---------       -----
  Total.............................................  $33,899.0       100.0%    $40,729.2       100.0%
                                                      =========       =====     =========       =====

------------------------------
(1) Excludes the $3.4 billion of trade receivables securitized during the quarter ended March 31, 2002, which are primarily North America Retail and Manufacturing accounts. Including these receivables, the Northeast percentage would be 21.6%, the Total North America would be 85.9% and Other Foreign would be 14.1%. The Retail exposure would be $4.7 billion (12.7%), Manufacturing $7.5 billion (20.0%), while the other industry category exposures would individually decline by approximately 0.5% to 1.0%.

(2) At March 31, 2002 the Company had approximately $180 million of U.S. dollar-denominated loans and assets outstanding to customers located in or doing business in Argentina. A provision of $95.0 million was recorded during the quarter ended March 31, 2002 relating to the economic reforms instituted by the Argentine government that converted dollar-denominated receivables into the peso.

(3) Includes manufacturers of steel and metal products, textiles and apparel, printing and paper products, and other industries.

(4) Includes rail, bus, over-the-road trucking and business aircraft.

(5) Includes retailers of general merchandise (1.4%), auto dealers (1.0%) and apparel (0.6%).

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 6--ACCOUNTING CHANGE--GOODWILL AMORTIZATION

   The Company periodically reviews and evaluates its goodwill and other intangible assets for potential impairment. Effective October 1, 2001, the beginning of CIT's fiscal year 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," under which goodwill is no longer amortized but instead will be assessed for impairment at least annually. Under the transition provisions of SFAS 142, as of October 1, 2001, there was no goodwill impairment.

    During the quarter ended March 31, 2002, our parent, Tyco, experienced disruptions to its business surrounding its announced break-up plan, a downgrade in its credit rating, and a significant decline in its market capitalization. During this same time period, CIT also experienced credit downgrades and a disruption to its historical funding base. The Company prepared valuations, utilizing a discounted cash flows approach updated for current information and considering various marketplace assumptions, which indicated a range of values from impairment of $750 million to excess fair value of $1.5 billion. Based on management's belief that CIT would be separated from Tyco, receive an increase in its credit ratings, and regain access to the unsecured credit markets, we initially concluded that CIT had an excess of fair market value over net book value of approximately $1.5 billion. Accordingly, management did not believe that there was an impairment of goodwill of CIT as of March 31, 2002.

    However, market-based information used in connection with our preliminary consideration of the potential initial public offering for 100% of CIT indicated that CIT's book value exceeded its estimated fair value as of March 31, 2002. As a result, management performed a step 1 SFAS 142 impairment analysis as of March 31, 2002 and concluded that an impairment charge was warranted at that date.

    Accordingly, management's objective in performing the SFAS 142 step 1 analysis was to obtain relevant market based data to calculate the estimated fair value of each CIT reporting unit as of March 31, 2002 based on each reporting unit's projected earnings and market factors expected to be used by market participants in ascribing value to each of these reporting units in the planned separation of CIT from Tyco. Management obtained relevant market data from our financial advisors regarding the range of price to earnings multiples and market condition discounts applicable to each reporting unit as of March 31, 2002 and applied this market data to the individual reporting unit projected annual earnings as of March 31, 2002 to calculate an estimated fair value of each reporting unit and any resulting reporting unit goodwill impairment. The estimated fair values were compared to the corresponding carrying value of each reporting unit at March 31, 2002. The total of the individual reporting unit estimated goodwill impairments was $4.5 billion. We have restated the CIT Consolidated Financial Statements for the quarter ended March 31, 2002 to reflect an estimated impairment for each reporting unit resulting in a $4.5 billion estimated impairment charge as of March 31, 2002.

    SFAS 142 requires a second step analysis whenever the reporting unit book value exceeds estimated fair value. This analysis requires the Company to estimate the fair value of each reporting unit's individual assets and liabilities to complete the analysis of goodwill as of March 31, 2002. We have not yet completed this analysis due to the recently revised fair values for each reporting unit. The Company will complete this second step analysis in the quarter ending June 30, 2002 for each reporting unit to determine if any adjustment to the estimated goodwill impairment charge previously recorded is needed.

    Subsequent to March 31, 2002, CIT experienced further credit downgrades and the business environment and other factors continue to negatively impact the value for the proposed IPO of CIT. As of the date of the preliminary prospectus, we estimate that the proceeds to Tyco, before underwriting discounts and commissions, from the sale of 100% of CIT's common stock will be between $5.0 billion

                        CIT GROUP INC. AND SUBSIDIARIES
and $5.8 billion. Due to these events, the Company will assess remaining goodwill of each reporting unit for potential additional impairment based on the indicators of further decline in value.

    The changes in the carrying amount of goodwill for the six months ended March 31, 2002 are as follows ($ in millions):

                                           EQUIPMENT
                                           FINANCING    SPECIALTY   COMMERCIAL   STRUCTURED
                                          AND LEASING    FINANCE     FINANCE      FINANCE       TOTAL
                                          -----------   ---------   ----------   ----------   ---------
Balance as of September 30, 2001(1).....   $ 2,070.7    $ 2,572.3   $ 1,863.1      $  63.4    $ 6,569.5
Reclassification of intangible assets to
  other assets..........................          --           --       (22.0)          --        (22.0)
                                           ---------    ---------   ---------      -------    ---------
Balances as of September 30, 2001 after
  reclassification......................     2,070.7      2,572.3     1,841.1         63.4      6,547.5
Goodwill adjustments related to our
  acquisition by Tyco...................       163.8        178.0         4.1          2.7        348.6
Goodwill impairment(2)..................    (1,741.4)    (1,621.6)   (1,083.6)       (66.1)    (4,512.7)
                                           ---------    ---------   ---------      -------    ---------
Balance as of March 31, 2002............   $   493.1    $ 1,128.7   $   761.6      $    --    $ 2,383.4
                                           =========    =========   =========      =======    =========

------------------------------

(1) The goodwill balances as of September 30, 2001 were restated to correctly reflect the amounts by reporting unit.

(2) The estimated goodwill impairment is based upon updated step 1 impairment testing by reporting unit, and will be revised, if necessary, upon completion of step 2 testing in accordance with SFAS 142.

    Following is a reconciliation of previously reported net income to pro forma net income excluding goodwill amortization for the quarter and six months ended March 31, 2001 ($ in millions):

                                                  QUARTER ENDED MARCH 31,         SIX MONTHS ENDED MARCH 31,
                                               ------------------------------   ------------------------------
                                                  2002              2001           2002              2001
                                               -----------      -------------   -----------      -------------
                                               (SUCCESSOR)      (PREDECESSOR)   (SUCCESSOR)      (PREDECESSOR)
                                               (RESTATED)                       (RESTATED)
Net (loss) income as reported................   $(4,355.4)         $160.1        $(4,116.4)          $320.2
Goodwill amortization, net of tax............          --            19.9               --             39.8
                                                ---------          ------        ---------           ------
Pro forma net income.........................   $(4,355.4)         $180.0        $(4,116.4)          $360.0
                                                =========          ======        =========           ======

    Other intangible assets, net, comprised primarily of proprietary computer software and related processes, totaled $19.8 million and $22.0 million at March 31, 2002 and September 30, 2001, respectively, and are included in Other Assets on the Consolidated Balance Sheets. These assets are being amortized over a five year period on a straight-line basis, resulting in an annual amortization of $4.4 million. Amortization of intangible assets of $1.1 million and $2.2 million is included in the results of operations for the quarter and six months ended March 31, 2002, respectively.

NOTE 7--RELATED PARTY TRANSACTIONS

    Upon the acquisition, CIT and Tyco entered into an Operating Agreement, dated as of June 1, 2001, which provided that CIT and Tyco will not engage in transactions, including finance, underwriting and asset management and servicing transactions, unless the transactions are at arm's-length and for

                        CIT GROUP INC. AND SUBSIDIARIES
fair value. In particular, Tyco agreed that CIT will have sole discretion and decision-making authority where CIT is underwriting, managing and servicing assets in transactions originated through Tyco. CIT and Tyco also agreed to limit dividends and distributions from CIT to Tyco to (i) fifteen percent (15%) of CIT's cumulative net income, plus (ii) the net capital contribution by Tyco to CIT, in each case through the date of such dividend, distribution or declaration, and that CIT will at all times maintain its books, records and assets separately from Tyco. The Operating Agreement will terminate if CIT ceases to be a subsidiary of Tyco.

    On February 14, 2002, CIT amended its public debt indentures to prohibit CIT from:

    - declaring or paying any dividend, or making any other payment or distribution on its capital stock to Tyco or any of Tyco's affiliates, except dividends or distributions payable in common stock of CIT;

    - purchasing, redeeming or otherwise acquiring or retiring for value any capital stock of CIT except in exchange for the common stock of CIT;

    - purchasing or selling any material properties or assets from or to, or consummating any other material transaction with, Tyco or any of Tyco's affiliates, except on terms that are no less favorable than those that could be reasonably expected to be obtained in a comparable transaction with an unrelated third party; and

    - making an investment in Tyco or any of Tyco's affiliates in the form of
      (1) advances, loans or other extensions of credit to Tyco or any of Tyco's affiliates, (2) capital contributions to or in Tyco or any of Tyco's affiliates, or (3) acquisitions of any bonds, notes, debentures or other debt instruments of, or any stock, partnership, membership or other equity or beneficial interests in, Tyco or any of Tyco's affiliates.

    These restrictions do not restrict the merger of CIT with and into CIT's immediate parent corporation, or a merger of CIT's immediate parent corporation with and into CIT, provided that the surviving corporation of the merger has a consolidated tangible net worth immediately after the merger that is not less than the consolidated tangible net worth of CIT immediately prior to the merger. These provisions will no longer apply if (i) CIT and its subsidiaries are consolidated or merged into another entity (other than Tyco or any of Tyco's affiliates) or substantially all of CIT and its subsidiaries' properties, common stock or assets are sold, assigned, leased, transferred, conveyed or otherwise disposed of in one or more transactions or (ii) once Tyco owns less than 50% of our common stock as long as at least two-thirds of our board of directors is not affiliated with Tyco.

    On September 30, 2001, CIT sold certain international subsidiaries to a non-U.S. subsidiary of Tyco at net book value. As a result of this sale, CIT had receivables from affiliates totaling $1,440.9 million, representing its debt investment in these subsidiaries. CIT charged arm's-length, market based interest rates on these receivables, and recorded $19.0 million of interest income, as an offset to interest expense, related to those notes for the quarter ended December 31, 2001. A note receivable issued at the time of this transaction of approximately $295.0 million was collected. Following Tyco's announcement on January 22, 2002 that it planned to separate into four independent, publicly-traded companies, CIT repurchased the international subsidiaries on February 11, 2002 at net book value. In conjunction with this repurchase, the receivables from affiliates of $1,588.1 million at December 31, 2001 was satisfied.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 7--RELATED PARTY TRANSACTIONS (CONTINUED)
    CIT has entered into a number of equipment loans and leases with affiliates of Tyco. Loan and lease terms generally range from 3 to 12 years. Tyco has guaranteed payment and performance obligations under each loan and lease agreement. At March 31, 2002, the aggregate amount outstanding under these equipment loans and leases was approximately $84.2 million, and the aggregate amount outstanding upon delivery of all applicable equipment will be approximately $129.3 million.

    CIT has periodically entered into receivable and portfolio purchase agreements with affiliates of Tyco, pursuant to which CIT purchases conditional purchase agreements, servicing contracts and other forms of receivables between the Tyco affiliate and its customers. Certain of these purchase agreements were entered into prior to the Tyco affiliate being acquired by Tyco. At March 31, 2002, the aggregate amount outstanding under these purchase agreements was approximately $32.8 million.

    During the quarter ended September 30, 2001, certain subsidiaries of Tyco sold receivables totaling $318.0 million to CIT in a factoring transaction for $297.8 million in cash. The difference of $20.2 million represents a holdback of $15.9 million and a discount of $4.3 million (fee income which is recognized by CIT as income over the term of the transaction). During the quarter ended December 31, 2001, CIT increased the capacity available under the factoring program with Tyco from $318.0 million to $384.4 million and sold receivables for $360.0 million in cash. The difference of $24.4 million represents a holdback of $19.2 million and a discount of $5.2 million (fee income which is recognized by CIT as income over the term of the transaction). On April 28, 2002, the capacity of the program was reduced to $337.6 million.

    Certain of CIT's operating expenses are paid by Tyco and billed to CIT. As of March 31, 2001, CIT has outstanding payables to subsidiaries of Tyco totaling $26.3 million related primarily to these charges.

    On May 1, 2002, CIT assumed a corporate aircraft lease obligation from Tyco. The assumed lease obligation is approximately $16.0 million and extends for 134 months beginning on May 1, 2002. Prior to Tyco's acquisition, CIT had an agreement to purchase this aircraft directly from the previous owner.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES

    The following presents condensed consolidating financial information for CIT Holdings LLC and its wholly-owned subsidiary, Capita Corporation (formerly AT&T Capital Corporation). CIT has guaranteed on a full and unconditional basis the existing registered debt securities and certain other indebtedness of these subsidiaries.

                          CONSOLIDATING BALANCE SHEET
                                 MARCH 31, 2002
                                  (SUCCESSOR)

                                                                    CIT
                                                     CAPITA      HOLDINGS       OTHER
($ IN MILLIONS)                   CIT GROUP INC.   CORPORATION      LLC      SUBSIDIARIES   ELIMINATIONS     TOTAL
---------------                   --------------   -----------   ---------   ------------   ------------   ---------
ASSETS
Net finance receivables.........    $  1,497.6       $2,941.6    $   891.2    $20,412.4      $       --    $25,742.8
Operating lease equipment,
  net...........................            --          962.6        216.6      5,424.8              --      6,604.0
Finance receivables held for
  sale..........................            --           40.6        241.6        363.0              --        645.2
Cash and cash equivalents.......       1,872.5          129.8        228.2         27.3              --      2,257.8
Other assets....................       8,007.1          311.2        203.5     11,624.6       (11,012.7)     9,133.7
                                    ----------       --------    ---------    ---------      ----------    ---------
  TOTAL ASSETS..................    $ 11,377.2       $4,385.8    $ 1,781.1    $37,852.1      $(11,012.7)   $44,383.5
                                    ==========       ========    =========    =========      ==========    =========
LIABILITIES AND SHAREHOLDER'S
  EQUITY
Debt............................    $ 29,045.7       $2,337.7    $ 2,245.2    $   106.3      $       --    $33,734.9
Credit balances of factoring
  clients.......................            --             --           --      1,543.5              --      1,543.5
Other liabilities...............     (24,168.5)       1,532.1     (2,349.8)    27,332.7              --      2,346.5
                                    ----------       --------    ---------    ---------      ----------    ---------
  Total Liabilities.............       4,877.2        3,869.8       (104.6)    28,982.5              --     37,624.9
Preferred securities............            --             --           --        258.6              --        258.6
Equity..........................       6,500.0          516.0      1,885.7      8,611.0       (11,012.7)     6,500.0
                                    ----------       --------    ---------    ---------      ----------    ---------
  TOTAL LIABILITIES AND
    SHAREHOLDER'S EQUITY........    $ 11,377.2       $4,385.8    $ 1,781.1    $37,852.1      $(11,012.7)   $44,383.5
                                    ==========       ========    =========    =========      ==========    =========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (CONTINUED)
                          CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 2001
                                  (SUCCESSOR)

                                                                    CIT
                                                     CAPITA      HOLDINGS       OTHER
($ IN MILLIONS)                   CIT GROUP INC.   CORPORATION      LLC      SUBSIDIARIES   ELIMINATIONS     TOTAL
---------------                   --------------   -----------   ---------   ------------   ------------   ---------
ASSETS
Net finance receivables.........    $  1,834.6       $3,074.4    $ 1,506.1    $24,971.4      $       --    $31,386.5
Operating lease equipment,
  net...........................            --        1,203.2        273.4      4,926.2              --      6,402.8
Finance receivables held for
  sale..........................            --           32.9        157.5      1,824.5              --      2,014.9
Cash and cash equivalents.......         440.0          107.0          4.2        256.8              --        808.0
Other assets....................      10,150.2          291.4        302.8     10,331.5       (10,598.0)    10,477.9
                                    ----------       --------    ---------    ---------      ----------    ---------
  TOTAL ASSETS..................    $ 12,424.8       $4,708.9    $ 2,244.0    $42,310.4      $(10,598.0)   $51,090.1
                                    ==========       ========    =========    =========      ==========    =========
LIABILITIES AND SHAREHOLDER'S
  EQUITY
Debt............................    $ 30,218.0       $2,879.2    $ 1,972.3    $   628.2      $       --    $35,697.7
Credit balances of factoring
  clients.......................            --             --           --      2,392.9              --      2,392.9
Other liabilities...............     (28,391.2)       1,275.7     (1,656.1)    30,913.1              --      2,141.5
                                    ----------       --------    ---------    ---------      ----------    ---------
Total Liabilities...............       1,826.8        4,154.9        316.2     33,934.2              --     40,232.1
Preferred securities............            --             --           --        260.0              --        260.0
Equity..........................      10,598.0          554.0      1,927.8      8,116.2       (10,598.0)    10,598.0
                                    ----------       --------    ---------    ---------      ----------    ---------
  TOTAL LIABILITIES AND
  SHAREHOLDER'S EQUITY..........    $ 12,424.8       $4,708.9    $ 2,244.0    $42,310.4      $(10,598.0)   $51,090.1
                                    ==========       ========    =========    =========      ==========    =========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (CONTINUED)
                       CONSOLIDATING STATEMENT OF INCOME
                        SIX MONTHS ENDED MARCH 31, 2002
                                  (SUCCESSOR)

                                                                     CIT
                                                       CAPITA      HOLDINGS      OTHER
($ IN MILLIONS)                     CIT GROUP INC.   CORPORATION     LLC      SUBSIDIARIES   ELIMINATIONS     TOTAL
---------------                     --------------   -----------   --------   ------------   ------------   ---------
FINANCE INCOME....................    $   111.4         $552.7      $125.8      $1,515.8       $    --      $ 2,305.7
Interest expense..................        (25.8)         211.1        (3.0)        539.0            --          721.3
                                      ---------         ------      ------      --------       -------      ---------
Net finance income................        137.2          341.6       128.8         976.8            --        1,584.4
Depreciation on operating lease
  equipment.......................           --          261.9        57.6         329.2            --          648.7
                                      ---------         ------      ------      --------       -------      ---------
Net finance margin................        137.2           79.7        71.2         647.6            --          935.7
Provision for credit losses.......         40.3          117.0         5.1         145.5            --          307.9
                                      ---------         ------      ------      --------       -------      ---------
Net finance margin after provision
  for credit losses...............         96.9          (37.3)       66.1         502.1            --          627.8
Equity in net income of
  subsidiaries....................        357.5             --          --            --        (357.5)            --
Other revenue.....................          2.3           55.3        44.8         374.8            --          477.2
                                      ---------         ------      ------      --------       -------      ---------
OPERATING MARGIN..................        456.7           18.0       110.9         876.9        (357.5)       1,105.0
Operating expenses................      4,549.3           83.7        41.4         295.7            --        4,970.1
                                      ---------         ------      ------      --------       -------      ---------
(Loss) income before provision for
  income taxes....................     (4,092.6)         (65.7)       69.5         581.2        (357.5)      (3,865.1)
Provision for income taxes........        (23.8)          28.1       (30.3)       (220.3)           --         (246.3)
Minority interest, after tax......           --             --          --          (5.0)           --           (5.0)
                                      ---------         ------      ------      --------       -------      ---------
NET (LOSS) INCOME.................    $(4,116.4)        $(37.6)     $ 39.2      $  355.9       $(357.5)     $(4,116.4)
                                      =========         ======      ======      ========       =======      =========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (CONTINUED)
                       CONSOLIDATING STATEMENT OF INCOME
                        SIX MONTHS ENDED MARCH 31, 2001
                                 (PREDECESSOR)

                                                                     CIT
                                                       CAPITA      HOLDINGS      OTHER
($ IN MILLIONS)                     CIT GROUP INC.   CORPORATION     LLC      SUBSIDIARIES   ELIMINATIONS    TOTAL
---------------                     --------------   -----------   --------   ------------   ------------   --------
FINANCE INCOME....................      $166.7          $702.1      $137.5      $1,761.7       $    --      $2,768.0
Interest expense..................       147.7           195.5        17.5         917.2            --       1,277.9
                                        ------          ------      ------      --------       -------      --------
Net finance income................        19.0           506.6       120.0         844.5            --       1,490.1
Depreciation on operating lease
  equipment.......................          --           317.4        62.4         315.0            --         694.8
                                        ------          ------      ------      --------       -------      --------
Net finance margin................        19.0           189.2        57.6         529.5            --         795.3
Provision for credit losses.......         8.2            18.5        36.0          69.4            --         132.1
                                        ------          ------      ------      --------       -------      --------
Net finance margin after provision
  for credit losses...............        10.8           170.7        21.6         460.1            --         663.2
Equity in net income of
  subsidiaries....................       361.6              --          --            --        (361.6)           --
Other revenue.....................         3.7            65.6        53.6         306.0            --         428.9
                                        ------          ------      ------      --------       -------      --------
OPERATING MARGIN..................       376.1           236.3        75.2         766.1        (361.6)      1,092.1
Operating expenses................        71.0           129.3        54.3         313.2            --         567.8
                                        ------          ------      ------      --------       -------      --------
Income before provision for income
  taxes...........................       305.1           107.0        20.9         452.9        (361.6)        524.3
Provision for income taxes........        15.1           (40.7)       (7.9)       (164.8)           --        (198.3)
Minority interest, after tax......          --              --          --          (5.8)           --          (5.8)
                                        ------          ------      ------      --------       -------      --------
NET INCOME........................      $320.2          $ 66.3      $ 13.0      $  282.3       $(361.6)     $  320.2
                                        ======          ======      ======      ========       =======      ========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (CONTINUED)
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                        SIX MONTHS ENDED MARCH 31, 2002
                                  (SUCCESSOR)

                                                                    CIT
                                                      CAPITA      HOLDINGS      OTHER
($ IN MILLIONS)                    CIT GROUP INC.   CORPORATION     LLC      SUBSIDIARIES   ELIMINATIONS     TOTAL
---------------                    --------------   -----------   --------   ------------   ------------   ---------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net cash flows provided by (used
  for) operations................    $   102.9        $    --     $(416.9)    $ 1,386.3      $      --     $ 1,072.3
                                     ---------        -------     -------     ---------      ---------     ---------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
Net decrease in financing and
  leasing assets.................        296.7           13.4       534.8       1,478.7             --       2,323.6
Decrease in intercompany loans
  and investments................      2,205.2             --          --            --       (2,205.2)           --
Other............................           --             --          --         (63.1)            --         (63.1)
                                     ---------        -------     -------     ---------      ---------     ---------
Net cash flows provided by
  investing activities...........      2,501.9           13.4       534.8       1,415.6       (2,205.2)      2,260.5
                                     ---------        -------     -------     ---------      ---------     ---------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
Net (decrease) increase in
  debt...........................     (1,172.3)        (541.5)      272.9        (642.1)            --      (2,083.0)
Intercompany financing...........           --          550.9      (166.8)     (2,389.3)       2,205.2         200.0
                                     ---------        -------     -------     ---------      ---------     ---------
Net cash flows (used for)
  provided by financing
  activities.....................     (1,172.3)           9.4       106.1      (3,031.4)       2,205.2      (1,883.0)
                                     ---------        -------     -------     ---------      ---------     ---------
Net increase (decrease) in cash
  and cash equivalents...........      1,432.5           22.8       224.0        (229.5)            --       1,449.8
Cash and cash equivalents,
  beginning of period............        440.0          107.0         4.2         256.8             --         808.0
                                     ---------        -------     -------     ---------      ---------     ---------
Cash and cash equivalents, end of
  period.........................    $ 1,872.5        $ 129.8     $ 228.2     $    27.3      $      --     $ 2,257.8
                                     =========        =======     =======     =========      =========     =========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (CONTINUED)
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                        SIX MONTHS ENDED MARCH 31, 2001
                                 (PREDECESSOR)

                                                                              CIT
                                                                CAPITA      HOLDINGS      OTHER
($ IN MILLIONS)                              CIT GROUP INC.   CORPORATION     LLC      SUBSIDIARIES   ELIMINATIONS    TOTAL
---------------                              --------------   -----------   --------   ------------   ------------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash flows (used for) provided by
  operations...............................     $  (48.3)      $  787.2      $213.1       $ 71.9        $     --     $1,023.9
                                                --------       --------      ------       ------        --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net decrease (increase) in financing and
  leasing assets...........................        443.6         (411.4)     (195.0)      (798.0)             --       (960.8)
Increase in intercompany loans and
  investments..............................     (3,082.3)            --          --           --         3,082.3           --
Other......................................           --             --          --        (27.7)             --        (27.7)
                                                --------       --------      ------       ------        --------     --------
Net cash flows used for investing
  activities...............................     (2,638.7)        (411.4)     (195.0)      (825.7)        3,082.3       (988.5)
                                                --------       --------      ------       ------        --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in debt............      2,912.3       (3,626.8)       28.5        619.1              --        (66.9)
Intercompany financing.....................           --        3,310.1       (10.3)      (217.5)       (3,082.3)          --
Cash dividends paid........................           --             --          --        (52.5)             --        (52.5)
Issuance of treasury stock.................           --             --          --          4.6              --          4.6
                                                --------       --------      ------       ------        --------     --------
Net cash flows provided by (used for)
  financing activities.....................      2,912.3         (316.7)       18.2        353.7        (3,082.3)      (114.8)
                                                --------       --------      ------       ------        --------     --------
Net increase (decrease) in cash and cash
  equivalents..............................        225.3           59.1        36.3       (400.1)             --        (79.4)
Cash and cash equivalents, beginning of
  period...................................        151.7           86.0        19.2        562.5              --        819.4
                                                --------       --------      ------       ------        --------     --------
Cash and cash equivalents, end of period...     $  377.0       $  145.1      $ 55.5       $162.4        $     --     $  740.0
                                                ========       ========      ======       ======        ========     ========

NOTE 9--SUBSEQUENT EVENTS

   On April 1, 2002, the Company completed a $2.5 billion public unsecured bond offering as part of the previously announced strategy to strengthen its liquidity position. This debt offering was comprised of $1.25 billion aggregate principal amount of 7.375% senior notes due April 2, 2007 and $1.25 billion aggregate principal amount of 7.750% senior notes due April 2, 2012. CIT has determined that the proceeds will be used to repay a portion of existing term debt at maturity.

    On April 25, 2002, CIT Group Inc. (Del) filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the sale of 100 percent of the Company's common stock through an initial public offering ("IPO"). Tyco will receive the proceeds from the offering. If the underwriters exercise their over-allotment option, CIT will receive the proceeds from that sale.

    On April 30, 2002, Fitch revised the rating watch status on all our ratings from evolving to negative, due to concerns surrounding the timing of the separation from Tyco.

    On June 7, 2002, Standard & Poor's downgraded CIT's long-term debt rating from A- to BBB+. Standard & Poor's ratings of CIT's debt remain on watch status with developing implications.

    On June 10, 2002, Fitch downgraded CIT's long-term debt rating from A- to BBB. All of the Company's Fitch ratings remain on watch status.

    On July 1, 2002, Tyco agreed to sell 200 million shares of CIT, representing 100% of the issued and outstanding shares, at an initial public offering price of $23.00 per share, resulting in estimated proceeds to Tyco of $4.6 billion before underwriting discounts and commissions. Based on this transaction, the Company will assess remaining goodwill of each reporting unit for potential additional impairment.